Exhibit 16.1

May 8, 2026
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We have read the statements made by Enhanced Group Inc. (formerly A Paradise Acquisition Corp.) under Item 4.01 of its Form 8-K dated May 8, 2026. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements contained therein.
Very truly yours,

WWC, P.C.
Certified Public Accountants